Exhibit 10.1

CONTRACT TO PURCHASE REAL ESTATE
AT PUBLIC AUCTION

THIS CONTRACT TO PURCHASE REAL ESTATE AT PUBLIC AUCTION ("Contract"), made and entered into as of this ______day of ____________, 20__, by and between the Kimball International, Inc., with corporate offices located at 1600 Royal Street, Jasper, Indiana 47549, hereinafter referred to as "Seller," and _____________________________________________________________________________
______________________________________________________________________________________________ whose address is _______________________________ ______________________________________________ ("Buyer"), and, is made subject to the following terms, covenants and conditions:

1.     PROPERTY. Seller agrees to sell and Buyer agrees to purchase the real estate designated as Tract(s) _________________________________________________________________________, the same being part of the real estate described on the attached Exhibit A, containing approximately __________ acres, together with all buildings, permanent improvements, fixtures attached thereto (unless otherwise EXCLUDED), all privileges and appurtenances pertaining thereto, including non-exclusive easement rights for purposes of ingress and egress, and utilities services to and from said Property and the public road, leases, rents and security deposits, all of the above hereinafter collectively called "Property." Buyer hereby acknowledges and understands that the Property is being sold on an "as is, where is" basis.

Buyer further acknowledges that this Contract is not contingent upon finance and that failure to close this transaction on or before the date as specified in Paragraph 5 unless extended by mutual consent by Buyer and Seller, will constitute a breach of this Contract on the part of the Buyer. Upon such breach, Buyer shall forfeit to Seller the Earnest Money (as hereinafter defined).

2.     PURCHASE PRICE.

                                        The "Bid Price" is $_____________________.
                                3% Buyer's Premium is $_____________________.
      The total Contract "Purchase Price" is $_____________________.

If a new survey (as described in Section 4 below) is used to provide the legal description for the Property and if the acreage in said surveyed description varies more than 1.0 acre from the acreage stated for the Property herein, then the Purchase Price shall be adjusted pro rata in accordance with the acreage disclosed by the survey.

EARNEST MONEY: Buyer hereby tenders ________________ (an amount equal to 10% of the Purchase Price) payable to Schrader Real Estate & Auction Co., Inc. Escrow ("Escrow Agent"). Earnest Money to be held in escrow upon acceptance for delivery to Seller at the time of closing or as otherwise provided herein (the "Earnest Money"). At Seller's election the Earnest Money may be placed in an interest bearing account. Any interest earned on earnest money in an interest bearing account shall accrue to the benefit of Seller. The balance of the Purchase Price shall be paid by Buyer to Seller at closing in cash or other form of payment acceptable to Seller.

3.     TITLE. Seller has provided, and Buyer acknowledges receipt of, a preliminary title insurance commitment underwritten by Chicago Title for Buyer to review. Buyer will be purchasing the Property free and clear of liens and in its current status as reflected in said preliminary title insurance commitment. If Buyer elects to purchase an Owner's Title Insurance Commitment the cost shall be Buyer's expense. Owner's Title Insurance Commitment shall be in the customary form showing title to the Property in the name of Seller, subject to the following permitted exceptions: (i) rights or claims of parties in possession not shown by the public records; (ii) easements or claims of easements not shown by the public records; (iii) encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the Property; (iv) any lien or right of lien for services, labor or material heretofore or hereinafter furnished, imposed by law and not shown by the public record; (v) taxes or special assessments which are not shown as existing liens; (vi) any water, mineral or other rights already granted or reserved by other parties, including but not limited to any mineral leases; (vii) the rights of any current tenants in possession of the Property; (viii) any encroachments, easements, or other facts which are not shown by the public records but which would be disclosed by an accurate survey or by an inspection of the land; and, (ix) such easements, covenants, restrictions, conditions and other matters, if any, identified in the Title Commitment.

4.     SURVEY. If Seller elects, and said election shall be within its sole discretion, to obtain a new survey of the Property in order to facilitate the transfer of the Property (the "Survey"), Seller and Buyer shall each pay one-half the cost of said survey. If Buyer does not serve written objection to Seller regarding Seller's Property description within five days after Buyer's receipt of said Survey, said failure shall be deemed an election by the Buyer to proceed to closing in accordance with Seller's Property description. If Buyer does serve written objection within said five day period and if said objection relates to a material and substantial issue, then Seller may: 1) make reasonable effort to remedy the objection raised by the Buyer; or 2) terminate the Contract and return the Earnest Money to the Buyer.

5.     CLOSING. Unless otherwise agreed to in writing by both parties, the closing shall take place on any business day between Monday, January 5, 2009 and Monday, January 26, 2009, on a date and at a time as agreed to by both parties and at a place designated by Seller. At Sellers' discretion, the closing may be delayed by 30 days. Concurrently with the closing, Buyer shall pay to Seller the Purchase Price, less the Earnest Money plus or minus other items as provided for herein.

Upon full receipt of the entire Purchase Price by Seller, Seller shall deliver to Buyer a Special Warranty Deed in order to convey to Buyer a good title to the Property, free and clear of all liens and encumbrances except as set forth elsewhere in this Contract under the Special Warranty Deed, Seller warrants good title only for the period of Seller's ownership of the Property.

If any buildings or improvements are damaged or destroyed prior to the delivery of the deed, Buyer shall have the option: a) to receive the proceeds of any insurance payable in connection therewith and then go forward with the purchase of the premises as herein provided; or b) terminate this agreement.

Buyer and Seller shall each pay one-half (1/2) of the cash closing fee charged by closing agent, if any. Additional cost for a mortgage closing will be paid by the Buyer.

6.     POSSESSION. The possession of the Property shall be delivered to Buyer at closing subject to any applicable leases, licenses and such other rights as described in Addendum "A" and the preliminary title insurance commitment.

7.     WARRANTIES. Buyer acknowledges that a full inspection of the Property and all related information was made including this Contract, and that Buyer is satisfied in all respects with the condition of the Property and all matters pertaining thereto. Buyer accepts the Property "as is" and in its present condition with Buyer assuming risk thereof. Buyer understands that Seller makes no warranty or representation of any kind, either express or implied or arising by operation of law, as to the condition, quality, serviceability or merchantability of fitness for a particular purpose of the Property or any portion thereof, and in no event shall Seller be liable for consequential damages. Buyer acknowledges that Seller has not agreed to perform any work on or about the Property as a condition of Buyer's purchase of the same. Buyer understands that by entering into this Contract and agreeing to accept the Property and pertinent structures in an "as is" condition, that Buyer is buying the Property subject to any and all easements, leases, covenants and restrictions of record.

8.     INSURANCE. All of the Seller's Property insurance shall be canceled as of the date of closing.

9.     REAL ESTATE TAXES AND ASSESSMENTS.

A.     Seller shall pay all real estate taxes, if any, assessed on the Property for the year 2008, whether or not taxes are collected in 2009. If the tax rate is not finalized, the last rate and value shall be used for any tax credit. Buyer shall pay all real estate taxes, if any, assessed on the Property beginning with the year 2009 taxes.

B.     Any special assessments applicable to the Property for improvements previously made to benefit the Property shall be paid by Seller. Buyer will assume and agree to pay all special assessments for improvements which are completed after the date of this Purchase Agreement.

10.     SALES EXPENSES. Seller and Buyer agree that all sales expenses are to be paid in cash prior to or at the closing.

A.     SELLER'S EXPENSES: Seller agrees to pay all costs of releasing existing loans and recording the releases; all documentary stamp taxes, recording taxes, transfer taxes and other taxes in connection with the recordation of the deed; one-half of the closing fee charged by closing agent (cash closing only); preparation of deed and Seller's affidavit; one half the cost of survey if applicable; the professional fee to Woltz and Schrader Real Estate Auctions and any other expenses stipulated to be paid by Seller under other provisions of this Contract.

B.     BUYER'S EXPENSES: Buyer agrees to pay all expenses incident to any loan (e.g., loan commitment fees, preparation of note, mortgage, and other loan documents, recording fees, title examinations, mortgage title insurance premium, prepayable interest, credit reports); one-half of the closing fee charged by closing agent; one half the cost of the Survey if applicable; the cost of Owner's Title Insurance Commitment; the professional fee to Buyer's broker; copies of documents pertaining to restriction, easements, or conditions affecting the Property; and expenses stipulated to be paid by Buyer under other provisions of this Contract.

11.     DEFAULT. If Buyer fails to perform any obligation imposed by this Contract, Seller may serve written notice of default upon Buyer. If such default is not corrected within ten (10) days thereafter, then, at the option of Seller, Seller may terminate said Contract and shall be entitled to retain the Earnest Money paid hereunder as liquidated damages. The foregoing remedy in the event of a default is not intended to be the exclusive remedy of Seller, and Seller shall have the right to seek all other remedies available at law or equity, including but not limited to specific performance. Default by Buyer shall entitle Seller to court costs and reasonable attorneys' fees incurred in enforcing the provisions of this Contract. In the event of Seller's failure to perform its obligations imposed by this Contract then, Buyer shall serve upon Seller written notice to correct such default. Should Seller fail to correct such default within ten (10) days of receipt of such notice, Buyer's sole remedy hereunder shall be to declare this Contract terminated and receive a refund of its Earnest Money.

The Escrow Agent, upon receiving an affidavit from Seller or Buyer stating that this Contract has been terminated, upon default or otherwise, and requesting that Escrow Agent pay over the Earnest Money, shall notify the other party in writing of said affidavit and shall, in the event that the other party does not object in writing within ten (10) business days, deliver the Earnest Money as directed in the affidavit. In the event that the other party objects within the ten (10) day period to the payment of the Earnest Money, the Escrow Agent shall retain the deposit until the parties have reached written agreement on the disposition of the Earnest Money or a court of law has ordered the disposition of the same. Escrow Agent shall be entitled to file an interpleader action in the event of dispute regarding the disposition of the Earnest Money.

12.     ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties and no representations, warranties or agreements have been made by either of the parties except as set forth in this Contract.

13.     HEIRS, SUCCESSORS AND ASSIGNS. This Contract shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns, provided, however, that Buyer may not assign its rights or obligations hereunder without the prior written consent of the Seller.

14.     TIME IS OF THE ESSENCE. The time for performance of the obligations of the parties is of the essence of this Contract.

15.     JURISDICTION. This Contract shall be constructed in accordance with the laws of the state in which the Property is located. Any provision of this Contract which is unenforceable or invalid or the inclusion of which would affect the validity, legality, or enforcement of this Contract shall be of no effect, but all the remaining provisions of this Contract shall remain in full force and effect.

16.     TERMINATION OF BID OFFER. This bid offer is irrevocable until 11:59 p.m. on the day of the subject auction. Unless accepted by Seller by 11:59 p.m. on the day of the subject auction and delivered, this offer to purchase shall be null and void and all parties hereto shall stand relieved and released of any and all liability or obligations hereunder. A copy of the accepted offer to purchase shall be deemed delivered if hand delivered, faxed, or e-mailed to the fax number/or e-mail address provided by Buyer to auction company.

17.     1031 EXCHANGE.

If Buyer elects to avail itself of the terms afforded by Internal Revenue Code Section 1031 for a like kind tax deferred exchange, the following shall apply.

Seller agrees that Buyer may assign its rights under this Contract to a qualified intermediary and that the Purchase Price may be paid to Seller in whole or in part from an escrow account which has been established by Buyer with a qualified intermediary to facilitate Buyer's exchange.

Seller agrees to cooperate with Buyer in accomplishing such exchange, provided that such exchange does not cause a delay in the date of closing or create any actual or potential liability or obligation on Seller, which are in addition to Seller's obligations under the other provision of this Contract. All cost and expenses associated with Buyer's exchange, including but not limited to all costs of such escrow, shall be paid by the sole responsibility of Buyer.

18.     ENVIRONMENTAL. The Buyer acknowledges that the Seller has not made, will not make and hereby disclaims any and all representations and warranties concerning the environmental condition of the Property. Buyer acknowledges that, if applicable, it has reviewed any environmental disclosure documents prior to bidding and that the information provided and in the form provided is acceptable to the Buyer.

19.     SELLING AGENT. This agreement is solely between Buyer and Seller. The auctioneer(s)/broker(s)/sales agent(s) shall not be liable for any existing or arising defects or deficiencies in the Property, improvements or other appurtenant structure thereon, nor for any information provided to the Buyer from sources deemed reliable. The Buyer acknowledges that it has conducted its own independent investigations, inspections, inquiries and due diligence concerning the Property. Schrader Real Estate & Auction Company, Inc. and Woltz & Associates, Inc. and their representatives are exclusively the agents for the Seller.

20.     SALES FEE. Seller and Buyer warrant and represent each to the other that Schrader Real Estate & Auction Company, Inc. and Woltz & Associates, Inc. is the only broker involved with the sale of the Property and that the commission shall be paid by the Seller. In the event that any other broker or other parties are entitled to commission, fee or other compensation relating to the sale of the Property as a result of Buyer's dealings with such broker or other party, Buyer shall pay the same and hereby agrees to indemnify and hold Seller and Auction Company harmless from the payment of any such commission, fee or compensation which obligation of Buyer shall survive closing.

21.     FAIR HOUSING STATEMENT. It is illegal, pursuant to the State Fair Housing Law and the Federal Fair Housing Law, 42 U.S.C.A. 3601, to refuse to sell, transfer, assign, rent, lease, sublease, or finance housing accommodations, refuse to negotiate for the sale or rental of housing accommodations, or otherwise deny or make unavailable housing accommodations because of race, color, religion, sex, familial status, ancestry, handicap or national origin; or to discriminate in advertising the sale or rental of housing, in the financing of housing, or in the provision of real estate brokerage services.

It is also illegal, for profit, to induce or attempt to induce a person to sell or rent a dwelling by representations regarding the entry into the neighborhood of a person or persons belonging to one of the protected classes.

22.     ADDENDA AND EXHIBITS. The following addenda and exhibits are attached to this Contract and are made a part hereof.

Addendum A - Auction Announcements
__Exhibit A - Tract Map
__Exhibit B - Updated Tract Acreages
__Exhibit C - Private Road Easement & Maintenance Covenants

23.     EXECUTION; AUTHORITY. The individual(s) signing this Contract on behalf of Buyer represent and warrant that either: (a) he or she is (or they are) the same person(s) named as Buyer on Page 1 of this Contract; OR (b) he or she has (or they have) full authority to execute this Contract on behalf of the Buyer named on Page 1 of this Contract.

24.     CONVEYANCE INSTRUCTIONS. The Property shall be conveyed to (and Buyer hereby directs Seller to execute and deliver the deed to) the party(ies) identified below Buyer's signature under "Exact name(s) to appear on deed" (the "Deed Grantee"). If the Deed Grantee is different than the party executing this Contract as Buyer, then: (a) if requested by Seller, Buyer will, prior to closing, execute and deliver an appropriate instrument prepared or approved by Seller assigning Buyer's rights to acquire the Property to the Deed Grantee; and (b) the Buyer shall nevertheless be bound by all of the terms of the Contract unless Seller hereafter agrees in writing to release Buyer from this Contract.

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IN WITNESS WHEREOF, the parties have executed this Contract in two counterparts, each of which shall be deemed an original instrument.

SELLER: KIMBALL INTERNATIONAL, INC.	BUYER:

____________________________________	__________________________________________
(Signature) John H. Kahle	(Signature)

Title: _Executive Vice President____________	Title (if applicable):___________________________

Date: ________________________________	Date:______________________________________

Seller's Address: 1600 Royal Street	__________________________________________
(Signature)
Jasper, Indiana 47549
Date:____________________________________
Phone #: 812-482-8534
Fax # :	Name: ___________________________________

Escrow Agent's Address:	Address: __________________________________

950 North Liberty Drive	__________________________________________

Columbia City, IN 46725	__________________________________________

Phone #:800-451-2709	Phone:___________________________________

Fax #: 260-244-4431	Fax #: ____________________________________

Email Address: ____________________________

Financed by: ______________________________

Contact: __________________________________

Exact names to appear on deed:	__________________________________________

__________________________________________

__________________________________________

Form of ownership:	Tenants in common ________
(check one)	Survivorship tenancy ________
Sole ownership ________

____________                 _____________
Seller's Initials                 Buyer's Initials

The following schedules have been omitted from this filing and will be supplementally furnished to the Securities and Exchange Commission upon request.

Addendum A - Auction Announcements
__Exhibit A - Tract Map
__Exhibit B - Updated Tract Acreages
__Exhibit C - Private Road Easement & Maintenance Covenants